Exhibit 99.1

WWE® Network Provides Significant Earnings Potential

STAMFORD, Conn.--(BUSINESS WIRE)--January 9, 2014--WWE (NYSE:WWE) yesterday announced WWE Network, the first-ever 24/7 streaming network, will launch live in the U.S. on Monday, February 24, featuring all 12 WWE live pay-per-view events – including WrestleMania® – valued at more than $600 per year for $9.99 per month with a 6-month commitment. WWE Network will also include groundbreaking original programming, reality shows, documentaries, classic matches and more than 1,500 hours of video on demand at launch. WWE Network takes advantage of the sharp rise in the consumption of streamed video programming as it will be delivered to fan households through over-the-top (“OTT”) digital distribution rather than via traditional cable, satellite and telco providers. The launch of the network represents a key element of the Company’s 2013-2015 business plan, which was designed to achieve significant earnings growth. Management maintains its expectation that the planned network will contribute to potentially doubling or tripling the company’s 2012 OIBDA results of $63 million by 2015.1

“WWE Network allows us to transform and reimagine how we deliver our premium live content and 24/7 programming directly to our fans around the world,” said Vince McMahon, WWE Chairman & Chief Executive Officer. “WWE Network will provide transformative growth for our company and unprecedented value for our fans.”

“The creation of a network is one of WWE’s primary growth drivers, which also include the renegotiation of key global content agreements and monetization of WWE’s best-in-class digital and social media presence. We continue to believe that these initiatives will enable WWE to significantly raise its earnings profile by 2015,” added George Barrios, Chief Strategy & Financial Officer. “Although these initiatives hold significant potential, our financial performance for 2014 could fall within a wide range of outcomes depending on the rate of subscriber acquisition for the network, potential pay-per-view cannibalization and the outcome of our content negotiations. This wide range of outcomes in 2014 includes potentially lower earnings than 2013. As we manage this transition, our plan indicates sufficient financial capacity to fund our growth initiatives, support ongoing business requirements and maintain our current dividend.”

Foundation for Growth: The Demand for WWE Content

We believe that a premium subscription model delivered through OTT digital distribution is the best approach in the U.S. to capitalize on our fans’ commitment to our brand, their desire for more WWE content, and their propensity for consuming video content on alternative digital platforms. Our consumer research indicates that a high proportion of U.S. and international television viewers have an affinity for WWE content. This research indicates that in the U.S., approximately 53% of television households have an affinity for WWE content (i.e., 62 million homes including lapsed fans), two-thirds of which (41 million homes) are characterized as active households, including passionate and casual viewers. Our research also indicates that an additional 18% of U.S. television households, or 21 million homes, include lapsed fans that we have the potential to re-engage with our content.2

The “OTT” Network Business Model

Fans can subscribe to WWE Network beginning at 9am ET on Monday, February 24 at WWE.com, and for a limited time will be offered a free one week trial. Based on our market research, we estimate that a fully distributed domestic pay network could ultimately attract between 2 million and 3 million subscribers at a “steady state.” These subscriber estimates derive from a current base of approximately 47 million WWE broadband households in the U.S. (which is projected to grow to 52 million households in “steady state” including lapsed fans). These take-rates are based on extensive consumer research and the value proposition for a network that reflects the inclusion of our pay-per-view events, including WrestleMania, as well as compelling new original content, reality programming, in-ring shows and a vast video-on-demand library that leverages the tremendous appeal of WWE’s historic content. The research indicates that a WWE network offering would drive significant consumer interest (including households that currently do not purchase pay-per-view events). At a price per month of $9.99, this would represent revenue to WWE of between $225 million and $350 million and incremental OIBDA between $50 million and $150 million at a “steady state.”3

WWE Network will be delivered directly to fans through over-the-top digital distribution on desktops and laptops via WWE.com and through the WWE App on: Amazon’s Kindle Fire devices, Android and iOS mobile devices; media players such as Roku; and game consoles such as Sony PlayStation® 3, Sony PlayStation® 4 and Xbox 360. Availability on additional devices, including Xbox One and select Smart TVs, will follow this summer.

Actual results are contingent on several factors, including the necessity of entering into additional platform distribution agreements. Financial results of the network could vary materially from the expected range based on the rate of subscriber adoption and churn rates, as well as changes in pricing, promotion levels and distribution terms. Reaching a range of 2 million to 3 million subscribers at “steady state”, assumes a subscriber ramp that reaches 1 million to 2 million subscribers by year-end 2014. Although we will continue to offer our pay-per-view events to consumers on an à la carte basis through current providers, there is risk that not all providers will continue to transmit our pay-per-view programming. We expect the network will reduce OIBDA and net income in 2014 as the initial ramp in subscribers and revenue is not likely to be sufficient to offset both the foregone pay-per-view revenue and the incremental, direct expenses associated with a network launch, such as programming, marketing, customer service and content delivery costs. Ultimately, we believe the network represents a sizable economic opportunity in the U.S. and internationally. WWE Network is expected to launch in the United Kingdom, Canada, Australia, New Zealand, Singapore, Hong Kong and the Nordics by the end of 2014/early 2015.

Notes:

[1]	WWE defines OIBDA as operating income before depreciation and amortization, excluding feature film amortization and film impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for our business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

[2]	Estimates of WWE fan households are based on our consumer research performed by a third party, which surveyed a representative sample of 12,000 U.S. respondents. The proportion of WWE fan households is presented as a percentage of the 116 million television homes in the U.S. As a measure of the WWE fan audience in the U.S., similar response rates can also be applied to the 88 million broadband homes in the U.S., which results in 47 million WWE broadband households.

[3]	The OIBDA potential of WWE Network at “steady state” corresponds to incremental operating income between $35 million and $140 million (where the difference between OIBDA and Operating Income is network-related depreciation and amortization).

About WWE:

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Miami, Mumbai, Shanghai, Singapore, Munich and Tokyo.

WWE Network is the next step for Vince McMahon who continues to revolutionize event programming for sports and entertainment. As a pioneer in the television syndication business, McMahon and WWE developed syndicated programming for 30 television stations in 1979. McMahon was also a visionary in the cable television industry by leveraging the new technologies of pay-per-view and closed-circuit television for the first WrestleMania in 1985. Today, WWE delivers fans a revolutionary second screen experience during its flagship programming via the WWE App, which has more than 9 million downloads globally. The experience includes live match continuation during TV commercial breaks, backstage content, live polls, photos and exclusive information on WWE Superstars and Divas.

Additional information on WWE (NYSE:WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the risks discussed under the caption “Item 1A. Risk Factors” in the WWE’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 1, 2013. In addition, WWE will face a variety of risks associated with launching its OTT network. These risks include the loss of some or all of our pay-per-view business if distributors decide no longer to transmit our pay-per-view programming. In addition, the rate and/or level of network subscriber adoption could be less than anticipated. We have and will continue to rely on third parties to develop the network application and distribute it to consumers which results in expense and subjects us to the risk of nonperformance by these parties. The content production, distribution, marketing and customer service required by the network involve significant capital and operating expenses, and no assurances can be provided that our network revenues will offset these costs. The Company faces the risk of security breach or disruption of our digital delivery of the network. The Company and its service providers will receive personal information, which in most cases will be subject to our privacy policies. Personal information received by our service providers will include credit card information. A significant security breach or other disruption involving our digital delivery infrastructure could: disrupt the proper functioning of the network; result in unauthorized access to the network; allow for the destruction, loss, theft, misappropriation or release of proprietary, confidential, sensitive or otherwise valuable information of the Company or network subscribers; require significant management attention and resources; and subject the Company to litigation and/or damage its reputation. Risks of any new business endeavor include, among other things, diversion of consumers from other Company businesses; diversion of management’s attention and other resources, including available cash, from existing businesses; unanticipated liabilities or contingencies; reduced earnings due to increased amortization, impairment charges and other costs; competition from other companies with more experience in that business; and additional regulatory requirements and compliance costs.

CONTACT:
WWE
Investors:
Michael Weitz, 203-352-8642
michael.weitz@wwecorp.com
or
Media:
Tara Carraro, 203-352-8625
tara.carraro@wwecorp.com